UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

SIMPLETECH, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SIMPLETECH, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 26, 2004

TO THE SHAREHOLDERS OF SIMPLETECH, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of SimpleTech, Inc., a California corporation (the “Company”), will be held on Wednesday, May 26, 2004, at 8:00 a.m. local time at the Irvine Marriott located at 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect seven directors to serve on the Company’s Board of Directors until the 2005 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2004; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed the close of business on April 9, 2004, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. Only those shareholders of record of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any postponement or adjournment thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

Manouch Moshayedi

Chief Executive Officer and

Chairman of the Board of Directors

Santa Ana, California

April 21, 2004

SIMPLETECH, INC.

3001 Daimler Street

Santa Ana, California 92705-5812

(949) 476-1180

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 26, 2004

The enclosed proxy is solicited on behalf of the Board of Directors of SimpleTech, Inc., a California corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on May 26, 2004, at 8:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Irvine Marriott located at 18000 Von Karman Avenue, Irvine, California 92612.

Your vote at the 2004 annual meeting is important to us. Please vote your shares of common stock by completing the enclosed proxy card and returning it to us in the enclosed envelope. This proxy statement has information about the 2004 annual meeting and was prepared by our management for the board of directors. This proxy statement and the accompanying proxy card are first being mailed to you on or about April 23, 2004.

GENERAL INFORMATION ABOUT VOTING

Who can attend the meeting?

Attendance at the 2004 annual meeting is limited to the Company’s shareholders. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 7:30 a.m. and each shareholder may be asked to present valid picture identification such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares on April 9, 2004. On April 9, 2004, the record date for determination of shareholders entitled to notice of and to vote at the 2004 annual meeting, 47,873,654 shares of our common stock were issued and outstanding. You get one vote for each share of common stock. You may not cumulate votes in the election of directors. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the 2004 annual meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. If the proxy card is properly signed and returned, the proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal. Unless you instruct otherwise, the proxy holders will vote “FOR” each of the director nominees and “FOR” the other proposal to be considered at the annual meeting.

Shareholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose bank or brokerage firm is participating in ADP’s program.

Signing and returning the proxy card does not affect the right to vote in person at the 2004 annual meeting.

What if other matters come up at the 2004 Annual Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the 2004 annual meeting. If other matters are properly presented at the meeting, the proxy holders will vote your shares as they see fit.

Can I change my vote after I return my proxy card?

Yes. At any time before the vote on a proposal, you can change your vote either by filing with Mark Moshayedi, our Corporate Secretary, at our principal executive offices at 3001 Daimler Street, Santa Ana, California 92705-5812, a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. You may also revoke your proxy by attending the 2004 annual meeting and voting in person.

Can I vote in person at the 2004 Annual Meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the 2004 annual meeting and vote your shares in person.

What do I do if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

How are votes counted?

In the election of directors, the seven candidates receiving the highest number of affirmative votes will be elected as directors. Proposal 2 requires the approval of the affirmative vote of a majority of the votes cast at the 2004 annual meeting together with the affirmative vote of a majority of the required quorum.

The required quorum for the transaction of business at the 2004 annual meeting is a majority of the shares of common stock issued and outstanding on the record date. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as votes cast at the 2004 annual meeting with respect to such matter.

Abstentions and shares held by brokers that are present in person or represented by proxy but that are not voted because the brokers were prohibited from exercising discretionary authority (“broker non-votes”) will be counted for the purpose of determining whether a quorum is present for the transaction of business. Abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. All votes will be tabulated by the inspector of election appointed for the 2004 annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Who pays for this proxy solicitation?

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

SHAREHOLDER PROPOSALS

Shareholder proposals that are intended to be presented at our 2005 annual meeting and included in our proxy materials relating to the 2005 annual meeting must be received by Mark Moshayedi, Corporate Secretary, SimpleTech, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812 no later than December 24, 2005, which is 120 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. All shareholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2005 annual meeting.

If a shareholder wishes to present a proposal at our 2005 annual meeting and the proposal is not intended to be included in our proxy statement relating to the 2005 annual meeting, the shareholder must give advance notice to us prior to the deadline for the annual meeting. In order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 9, 2005, which is 45 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. However, in the event that the 2005 annual meeting is called for a date which is not within thirty days of the anniversary of the date of the 2004 annual meeting, shareholder proposals intended for presentation at the 2005 annual meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the date on which public announcement of the date of the 2005 annual meeting is first made. If a shareholder gives notice of such proposal after March 9, 2005, then the proxy solicited by the board of directors for the 2005 annual meeting will confer discretionary authority to vote on such proposal at that meeting, which may include a vote against such shareholder proposal.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring shareholder action. Proposal No. 1 requests the election of seven directors to our board of directors. Proposal No. 2 requests ratification of our independent accountants. Both of the proposals are discussed in more detail in the pages that follow.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our board of directors currently consists of seven persons. All seven positions on our board of directors are to be elected at the 2004 annual meeting. Each of the current directors has been nominated for re-election to serve for a one-year term and until their successors are duly elected and qualified.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the board of directors’ seven director nominees below. Proxies cannot be voted for more than the seven named director nominees.

Each director nominee for election has agreed to serve if elected, and we have no reason to believe that any director nominee will be unavailable to serve. If any director nominee is unable or declines to serve as a director at the time of the 2004 annual meeting, the proxy holders will vote for a director nominee designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the director nominee named below.

The names of the director nominees, and certain information about them, are set forth below.

Name	Age	Director Since	Position
Manouch Moshayedi (2)	45	1990	Chief Executive Officer and Chairman of the Board of Directors
Mike Moshayedi	48	1990	President and Director
Mark Moshayedi	42	1992	Chief Operating Officer, Chief Technical Officer, Secretary and Director
Dan Moses (2)	36	2000	Chief Financial Officer and Director
F. Michael Ball (1)	48	2000	Director
Mark R. Hollinger (1)	46	2000	Director
James J. Peterson (1)	48	2003	Director

(1)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees
(2)	Member of the Special Stock Option and Special Banking and Investment Committees

Manouch Moshayedi, a co-founder of SimpleTech, has served as our President or Chief Executive Officer and Chairman of the board of directors since our inception in March 1990. From our inception in March 1990 to September 1994, Mr. Moshayedi also served as our Chief Financial Officer. Mr. Moshayedi graduated with a B.S. in engineering from California State University, Fullerton and an M.B.A. from Long Island University in New York. Mr. Moshayedi is the brother of Mike Moshayedi and Mark Moshayedi, both of whom are our executive officers and directors.

Mike Moshayedi, a co-founder of SimpleTech, has served as a director since our inception in March 1990 and our President since January 1995. From our inception in March 1990 to December 1994, Mr. Moshayedi served as our Senior Vice President or President of Sales and Marketing and Secretary. Mr. Moshayedi graduated with a B.S. in engineering from California State University, Long Beach. Mr. Moshayedi is the brother of Manouch Moshayedi and Mark Moshayedi, both of whom are our executive officers and directors.

Mark Moshayedi has served as a director since March 1992 and our Chief Operating Officer, Chief Technical Officer and Secretary since January 1995. From June 1994 to December 1994, Mr. Moshayedi served as our President of Research and Development. From April 1992 to June 1994, Mr. Moshayedi served as our Senior Vice President. Mr. Moshayedi graduated with a B.S. in engineering from the University of California, Irvine and an M.B.A. from Pepperdine University. Mr. Moshayedi is the brother of Manouch Moshayedi and Mike Moshayedi, both of whom are our executive officers and directors.

Dan Moses has served as our Chief Financial Officer since August 1994 and a director since March 2000. From October 1992 to August 1994, Mr. Moses served as our Controller. Before joining SimpleTech, Mr. Moses was a Senior Auditor with PricewaterhouseCoopers LLP from June 1990 to October 1992. Mr. Moses graduated with a B.S. in business administration from the University of California, Riverside and a Master’s of Accounting from the University of Southern California. Mr. Moses is a Certified Public Accountant.

F. Michael Ball joined SimpleTech as a director and member of our Audit and Compensation Committees in October 2000. Mr. Ball was appointed as a member of our Nominating and Corporate Governance Committee in February 2004. Since October 2003, Mr. Ball has been Executive Vice President and President, Pharmaceuticals, Allergan, Inc., a publicly-traded pharmaceutical company. From April 1996 to September 2003, Mr. Ball was Corporate Vice President and President, North America Region of Allergan, Inc. Mr. Ball graduated with a B.S. in science and an M.B.A. from Queen’s University, Canada, and completed an executive management program at Stanford University.

Mark R. Hollinger joined SimpleTech as our director and member of our Audit and Compensation Committees in October 2000. Mr. Hollinger was appointed as a member of our Nominating and Corporate Governance Committee in February 2004. Since September 1999, Mr. Hollinger has been President and Chief Executive Officer of Merix Corporation, a manufacturer of printed circuit boards. Mr. Hollinger has been a director of Merix, a publicly-traded company, since May 1999 and has been its Chairman since September 2001. From May 1999 to September 1999, Mr. Hollinger was President and Chief Operating Officer of Merix. From August 1998 to May 1999, Mr. Hollinger was Senior Vice President of Operations and Chief Operating Officer of Merix. From September 1997 to August 1998, Mr. Hollinger was Senior Vice President of Merix. Mr. Hollinger graduated with a B.A. in marketing from Capital University and an M.B.A. from Ohio State University.

James J. Peterson joined SimpleTech as a director and member of our Audit and Compensation Committees in January 2003. Mr. Peterson was appointed as a member of our Nominating and Corporate Governance Committee in February 2004. Since February 2001, Mr. Peterson has been President and Chief Executive Officer of Microsemi Corporation, a manufacturer of discrete semiconductors and power management integrated circuits. Mr. Peterson has been a director of Microsemi, a publicly-traded company, since November 2001. From August 1998 to February 2001, Mr. Peterson was the Vice President and General Manager of the Linfinity Division of Microsemi. From February 1997 to April 1999, Mr. Peterson was President and Chief Operating Officer of Linfinity Microelectronics, Inc., a manufacturer of analog and mixed signal integrated circuits. Mr. Peterson graduated with a B.A. in business administration and an M.B.A from Brigham Young University.

Board of Directors

Our board of directors is currently comprised of seven members. Each director currently serves until the next annual meeting of shareholders or until his successor is duly elected and qualified. At each annual meeting of shareholders, the directors’ successors will be elected to serve until the next annual meeting of shareholders. In addition, our bylaws provide that the authorized number of directors will be between four and seven, with the exact number to be determined by a majority of our board of directors or shareholders.

Our board of directors held seven meetings in 2003. All of the then current directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our board of directors and (ii) the total number of meetings held by all committees of our board of directors on which such director served during 2003.

Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi, together with their respective affiliates, beneficially own approximately 57.5% of the voting power of SimpleTech, Inc. as reported in their Schedule 13G filed on February 17, 2004. Accordingly, we are a “Controlled Company” as defined by NASDAQ Marketplace Rule 4350(c)(5). Therefore, we are exempt from the requirements of Rule 4350(c) with respect to the requirement to have a majority of independent directors on our board of directors, the compensation and nominating committees being comprised solely of independent directors, the compensation of the executive officers being determined by a majority of the independent directors or a compensation committee being comprised solely of independent directors, and director nominees being selected or recommended for the board of director’s selection, either by a majority of the independent directors, or a nominating committee comprised solely of independent directors.

Although we do not have a policy with regard to attendance by members of the board of directors at our annual meeting of shareholders, it is customary for all members of the board of directors to attend. All of our directors were present for our 2003 annual meeting held on May 14, 2003.

Shareholders can contact our board of directors through written communication sent by certified mail to SimpleTech, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812, Attn: Board of Directors. From time to time our board of directors may change the process by which shareholders may communicate with the board of directors. Such changes will be posted to our website at www.simpletech.com.

Board Committees

Our board of directors has five standing committees: the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Special Stock Option Committee and the Special Banking and Investment Committee. The Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee have written charters approved by the board of directors. The Audit Committee and Compensation Committee charters were amended and revised by our board of directors in February 2004. The Nominating and Corporate Governance Committee charter was adopted by our board of directors in February 2004. A copy of each charter can be found under the “Investor Relations” section of our website at www.simpletech.com. Additionally, a copy of the charter for the Audit Committee is attached hereto as Appendix A.

Audit Committee – The Audit Committee is responsible for reviewing financial information which will be provided to shareholders and others, the systems of internal controls which management and our board of directors have established, the performance and selection of independent accountants, our audit and financial reporting processes, and our accounting practices. The Audit Committee operates under a written charter adopted by our board of directors, a copy of which is attached as “Appendix A” to this proxy statement, and the Audit Committee reviews and confirms the adequacy of such charter on an annual basis. Our audit committee met in February 2004 in connection with the audit of our 2003 financial statements, and held five meetings in 2003. The Audit Committee currently consists of Messrs. Ball, Hollinger and Peterson. The board of directors has determined that Messrs. Hollinger and Peterson are “audit committee financial experts” as defined in Item 401(h) of Regulation S-K. Each member of the Audit Committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. and also meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Compensation Committee – The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our 2000 Stock Incentive Plan, including the approval of grants under such plan to our employees, consultants and directors, and our 2000 Employee Stock Purchase Plan. Our Compensation Committee held four meetings in 2003. The Compensation Committee currently consists of Messrs. Ball, Hollinger and Peterson.

Nominating and Corporate Governance Committee – The Nominating and Corporate Governance Committee was established in February 2004 and is responsible for recommending to the board of directors candidates for election to the board of directors. The Nominating and Corporate Governance Committee recommended to the board of directors the nomination of directors for the 2004 annual meeting. The Nominating and Corporate Governance Committee currently consists of Messrs. Ball, Hollinger and Peterson. When considering a potential candidate for membership on the board of directors, the Nominating and Corporate Governance Committee considers the candidates’ relevant business and industry experience, financial acumen, demonstrated character and judgment, and prior experience serving as a director. Based on the composition of the board of directors and our company’s needs, the Nominating and Corporate Governance Committee will also consider whether the candidate qualifies as an independent director under the NASDAQ Marketplace Rules. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of our shareholders and us. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.

The Nominating and Corporate Governance Committee will also consider recommendations for nominees to the board of directors submitted by shareholders. Shareholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of director should submit the candidate’s name, appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination to the Nominating and Corporate Governance Committee in care of Mark Moshayedi, Corporate Secretary, at the following address: SimpleTech, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812.

Special Stock Option Committee – The Special Stock Option Committee has separate but concurrent jurisdiction with the Compensation Committee to make option grants under our 2000 Stock Incentive Plan to eligible individuals other than executive officers and the non-employee members of our board of directors. The Special Stock Option Committee held one meeting in 2003. The Special Stock Option Committee does not operate under a formal written charter. The Special Stock Option Committee currently consists of Manouch Moshayedi and Dan Moses.

Special Banking and Investment Committee – The Special Banking and Investment Committee monitors, reviews and approves the investment of our cash assets in various short-term marketable securities in accordance with the Investment Policy Guidelines approved by our board of directors. The Special Banking and Investment Committee held one meeting in 2003. The Special Banking and Investment Committee does not operate under a formal written charter. The Special Banking and Investment Committee currently consists of Manouch Moshayedi and Dan Moses.

Our board of directors may establish other committees to facilitate the management of our business.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our employees (including our principal executive officer, chief financial officer and controller) and directors. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Relations” section of our website at www.simpletech.com. The information on our website is not incorporated by reference in this Proxy Statement. We may post amendments to or waivers of the provisions of the Code of Business Conduct and Ethics, if any, made with respect to any of our directors and executive officers on that website.

Compensation Committee Interlocks and Insider Participation

Our board of directors established our compensation committee in September 2000. Since September 2000, our compensation committee has been composed exclusively of non-employee members of our board of directors. Our compensation committee currently consists of Messrs. Ball, Hollinger and Peterson. Prior to September 2000, Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi participated in deliberations of our board of directors concerning executive officer compensation.

None of the current members of our compensation committee was at any time since the formation of SimpleTech an officer or employee of SimpleTech. Except as indicated below, none of our current executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our board of directors or our compensation committee.

Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi are the sole beneficial stockholders of MDC Land Corporation, MDC Land LLC, XYZ, Inc. and QualCenter, Inc. In addition, Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi are each a member of the board of directors and/or executive officer of each of these companies. Manouch Moshayedi also serves as a member of our special stock option committee.

For additional information concerning transactions involving other members of the board of directors, see “Certain Transactions.”

Director Compensation

We do not provide cash compensation to the employee members of our board of directors for their service on the board or for attendance at meetings of committees of the board on which they serve. Each non-employee member of our board of directors receives $3,000 for attendance at each board meeting, but none of our non-employee board members receive any compensation for attendance at meetings of the various committees of our board of directors. In addition, our non-employee board members are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees of the board of directors.

Employee board members are eligible to receive options and be issued shares of common stock directly under our 2000 Stock Incentive Plan. A non-employee board member will, upon his initial election or appointment to the board of directors, receive an automatic option grant to purchase 30,000 shares of common stock under the automatic option grant program of our 2000 Stock Incentive Plan. The option grant will have an exercise price equal to the fair market value of the option shares on the grant date and will have a term of 10 years measured from the grant date, subject to earlier termination following the optionee’s cessation of service on the board of directors. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee’s cessation of board service. The shares subject to each automatic option grant will vest in a series of five successive equal annual installments upon the optionee’s completion of each year of board service over the five-year period measured from the date of grant. However, the shares will immediately vest in full upon certain changes in control or ownership of SimpleTech or upon the optionee’s death or disability while serving as a board member.

The current non-employee members of our board of directors, Messrs. Ball, Hollinger and Peterson, each received an automatic option grant when they first joined the board for 30,000 shares of common stock under the automatic option grant program of our 2000 Stock Incentive Plan. Messrs. Ball and Hollinger received their automatic option grant on October 4, 2000 and Mr. Peterson received his automatic option grant on January 17, 2003. The exercise price per share in effect under the options granted to Messrs. Ball and Hollinger is $8.125 and under the option granted to Mr. Peterson is $3.02, the fair market value per share of common stock on the grant date.

In addition, Messrs. Ball and Hollinger each received an additional option grant to purchase 10,000 shares of common stock on May 3, 2001. The exercise price per share in effect under each such option is $2.74, the fair market value per share of common stock on the grant date. Each option will vest and become exercisable in a series of five successive equal annual installments upon the optionee’s completion of each year of board service over the five-year period measured from the date of grant. However, the shares will immediately vest in full upon certain changes in control or ownership of SimpleTech or upon the optionee’s death or disability while serving as a board member. Each of the options has a maximum term of 10 years measured from the grant date, subject to earlier termination following the optionee’s cessation of service on the board of directors.

Vote Required

The seven director nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of the quorum, but have no other legal effect under California law.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that the shareholders vote “FOR” the election of the director nominees named above.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

General

PricewaterhouseCoopers LLP has been selected by our Audit Committee as our independent accountants for the fiscal year ending December 31, 2004. Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If ratification of this selection of accountants is not approved by a majority of the shares of common stock voting thereon, our Audit Committee will review its future selection of accountants; however, the Audit Committee may select PricewaterhouseCoopers LLP, notwithstanding the failure of the shareholders to ratify its selection. In addition, even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if it believes that such a change would be in the best interests of us and our shareholders.

Accountant Fees and Services

During the fiscal years ended December 31, 2003 and 2002, PricewaterhouseCoopers LLP provided various audit, audit related and non-audit services to us as follows:

Fee Category	Fiscal 2003 Fees	Fiscal 2002 Fees
Audit Fees – Aggregate fees billed for professional services rendered for the audit of our 2003 and 2002 fiscal year annual financial statements and review of financial statements included in our quarterly reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for the 2003 and 2002 fiscal years.	$201,000	$130,000

Audit-Related Fees – Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements which are not reported under “Audit Fees” above, including fees for Consultation on acquisitions.	$50,000	$4,000

Tax Fees – Aggregate fees billed for tax compliance, tax advice and tax planning, including transfer pricing consultation.	$1,000	$—

All Other Fees – Aggregate fees billed for products and services provided other than as described in the preceding three categories, including.	$—	$—

Total Fees	$252,000	$134,000

Our audit committee has considered whether provision of the above services other than audit services is compatible with maintaining the independent accountant’s independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the 2004 annual meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the fiscal year ended December 31, 2004.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Since the May 6, 2003 effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of PricewaterhouseCoopers LLP was approved in advance by the Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2004 requires the approval of the affirmative vote of a majority of the votes cast at the 2004 annual meeting together with the affirmative vote of a majority of the required quorum.

Recommendation of the Board of Directors

Our board of directors unanimously recommends that the shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2004.

OTHER MATTERS

Our board of directors knows of no other business that will be presented at the 2004 annual meeting. If any other business is properly brought before the 2004 annual meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the board of directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of March 31, 2004.

Name	Age	Position
Manouch Moshayedi (2)	45	Chief Executive Officer and Chairman of the Board of Directors
Mike Moshayedi	48	President and Director
Mark Moshayedi	42	Chief Operating Officer, Chief Technical Officer, Secretary and Director
Dan Moses (2)	36	Chief Financial Officer and Director
F. Michael Ball (1)	48	Director
Mark R. Hollinger (1)	46	Director
James J. Peterson (1)	48	Director

(1)	Member of the Audit, Compensation and Nominating and Corporate Governance Committees
(2)	Member of the Special Stock Option and Special Banking and Investment Committees

Manouch Moshayedi. See “Proposal No. 1: Election of Directors” for Mr. Moshayedi’s biography.

Mike Moshayedi. See “Proposal No. 1: Election of Directors” for Mr. Moshayedi’s biography.

Mark Moshayedi. See “Proposal No. 1: Election of Directors” for Mr. Moshayedi’s biography.

Dan Moses. See “Proposal No. 1: Election of Directors” for Mr. Moses’ biography.

F. Michael Ball. See “Proposal No. 1: Election of Directors” for Mr. Ball’s biography.

Mark R. Hollinger. See “Proposal No. 1: Election of Directors” for Mr. Hollinger’s biography.

James J. Peterson. See “Proposal No. 1: Election of Directors” for Mr. Peterson’s biography.

Relationships Among Executive Officers and Directors

Our executive officers are elected by the board of directors on an annual basis and serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Except as otherwise disclosed in their respective biography, there are no family relationships among any of the directors or executive officers of SimpleTech.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or 5 with the Securities and Exchange Commission. Such executive officers, directors and 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 4 or 5 were required for such persons, we believe that for the reporting period from January 1, 2003 to December 31, 2003, our executive officers and the non-employee members of our board of directors complied with all their reporting requirements under Section 16(a).

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following table sets forth certain summary information concerning the compensation earned by our chief executive officer, each of our other four most highly compensated executive officers (determined on the basis of their salary and bonus for the 2003 fiscal year) for services rendered in all capacities to us and our subsidiaries for the fiscal years ended December 31, 2003, 2002 and 2001, respectively. No other executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for our 2003 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that fiscal year. The individuals included in the following table are collectively referred to as the “named executive officers.”

Summary Compensation Table

Long Term Compensation Awards
Name and Principal Position	Year	Annual Compensation			Other Annual Compensation ($)	Securities Underlying Options (#)		All Other Compensation ($)
		Salary ($) (1)		Bonus ($)
Manouch Moshayedi Chief Executive Officer and Chairman of the Board of Directors	2003 2002 2001	268,300 278,300 352,500	(1) †	— — —	— — —	250,000 — —		26,100 23,200 24,100	(2) (3) (4)

Mike Moshayedi President and Director	2003 2002 2001	270,400 278,300 352,500	(5) †	— — —	— — —	250,000 — —		24,000 24,600 25,700	(6) (7) (8)

Mark Moshayedi Chief Operating Officer, Chief Technical Officer, Secretary and Director	2003 2002 2001	264,900 278,300 352,500	(9) †	— — —	— — —	250,000 — —		24,000 24,600 25,700	(10) (11) (12)

Dan Moses Chief Financial Officer and Director	2003 2002 2001	204,100 177,100 169,000	(13) (14) (14)	0 36,700 102,000	— — —	200,000 100,000 25,000	+	6,000 5,500 5,300	(15) (15) (15)

Thomas A. Beaver (16) Former Vice President and General Manager, Xiran Division	2003 2002 —	251,000 25,800 —	(17)	— — —	— — —	— 150,000		— — —

+ -	These options were issued on June 24, 2002 in connection with our option exchange program.
† -	Each of these officers voluntarily reduced his annualized base salary for the period beginning May 21, 2001 through July 1, 2002 in order to reduce our expenses and operating costs during the general economic slow down. Accordingly, the annualized base salary for each of these officers for the period beginning May 21, 2001 through July 1, 2002 was effectively $290,000.
(1)	Includes an automobile allowance of $18,300.
(2)	Represents (a) $20,400 for life insurance premiums paid on Manouch Moshayedi’s behalf and (b) $5,700 in 401(k) matching contributions made by us.
(3)	Represents (a) $20,400 for life insurance premiums paid on Manouch Moshayedi’s behalf and (b) $2,800 in 401(k) matching contributions made by us.
(4)	Represents (a) $20,400 for life insurance premiums paid on Manouch Moshayedi’s behalf and (b) $3,700 in 401(k) matching contributions made by us.
(5)	Includes an automobile allowance of $20,400.
(6)	Represents (a) $20,400 for life insurance premiums paid on Mike Moshayedi’s behalf and (b) $3,600 in 401(k) matching contributions by us.
(7)	Represents (a) $20,400 for life insurance premiums paid on Mike Moshayedi’s behalf and (b) $4,200 in 401(k) matching contributions by us.

(8)	Represents (a) $20,400 for life insurance premiums paid on Mike Moshayedi’s behalf and (b) $5,300 in 401(k) matching contributions made by us.
(9)	Includes an automobile allowance of $14,900.
(10)	Represents (a) $20,400 for life insurance premiums paid on Mark Moshayedi’s behalf and (b) $3,600 in 401(k) matching contributions made by us.
(11)	Represents (a) $20,400 for life insurance premiums paid on Mark Moshayedi’s behalf and (b) $4,200 in 401(k) matching contributions made by us.
(12)	Represents (a) $20,400 for life insurance premiums paid on Mark Moshayedi’s behalf and (b) $5,300 in 401(k) matching contributions made by us.
(13)	Includes an automobile allowance of $11,600.
(14)	Includes an automobile allowance of $9,000.
(15)	Represents contribution to our 401(k) plan made on behalf of the named officer to match a portion of his elective deferral contributions to such plan.
(16)	Mr. Beaver voluntarily terminated his employment with SimpleTech in March 2004 to pursue other career interests.
(17)	Mr. Beaver joined SimpleTech in November 2002. His annualized salary for 2002 was $250,000. Represents salary earned for the period from November 11, 2002 to December 31, 2002.

Option Grants in Last Fiscal Year

The following table sets forth information regarding options granted to each of our named executive officers during the year ended December 31, 2003. We did not grant any stock appreciation rights during the year ended December 31, 2003.

	Individual Grants
Name	Number of Shares of Common Stock Underlying Options Granted (#)	% of Total Options Granted to Employees in 2003	Exercise Price Per Share ($/share)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
						5% ($)	10% ($)
Manouch Moshayedi	162,335	4.21%	$3.39	(1)	5/21/08	$138,139	$305,250
	87,665	2.27%	$3.08		5/21/13	$169,807	$430,324

Mike Moshayedi	162,335	4.21%	$3.39	(1)	5/21/08	$138,139	$305,250
	87,665	2.27%	$3.08		5/21/13	$169,807	$430,324

Mark Moshayedi	162,335	4.21%	$3.39	(1)	5/21/08	$138,139	$305,250
	87,665	2.27%	$3.08		5/21/13	$169,807	$430,324
Dan Moses	200,000	5.19%	$3.08		5/21/13	$387,399	$981,745

Thomas A. Beaver (2)	—	—	—		—	—	—

(1)	The fair market value of our common stock on the date of grant as measured by the closing price of our common stock on the Nasdaq National Market was $3.08. These options were granted at 110% of the fair market value in order to be treated as “incentive stock options” as the optionee beneficially owns, directly or indirectly, more than 10% of our voting stock.
(2)	Mr. Beaver voluntarily terminated his employment with SimpleTech in March 2004 to pursue other career interests. He is included in the table because he is a “named executive officer” for purposes of Item 402 of Regulation S-K.

During 2003, we granted options to purchase 3,854,600 shares of our common stock to our employees, consultants and non-employee board members. In general, each option has a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of service, and will vest and become exercisable in five successive equal annual installments upon the optionee’s completion of each year of service with us over the five-year period measured from the grant date. The options granted to Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi with an exercise price of $3.39, however, have a maximum term of 5 years, subject to earlier termination following the optionee’s cessation of service, and will vest and become exercisable in five successive equal installments upon the optionee’s completion of 12 months, 24 months, 36 months, 48 months and 56 months of service with us over the 56 month period measured from the grant date. Each option will vest and become exercisable in full on an accelerated basis in the event we are acquired and the option is neither assumed nor replaced with a cash incentive program, which preserves the spread on the unvested portion of that option and provides for subsequent payout in accordance with the same vesting schedule.

Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant and do not represent our estimate or projection of our future common stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to each of our named executive officers concerning their exercise of stock options during the fiscal year ended December 31, 2003 and the number of shares subject to unexercised stock options held by them as of the close of such fiscal year. No stock appreciation rights were exercised during the fiscal year ended December 31, 2003, and no stock appreciation rights were outstanding at the close of such year.

In the following table, “Value Realized” is equal to the difference between the fair value of the shares at the time of exercise and the exercise price paid for the shares, and the “Value of Unexercised In-The-Money Options” is based upon the market price of $6.02 per share, determined on the basis of the closing selling price per share of our common stock on the Nasdaq National Market on the last day of the 2003 fiscal year, less the option exercise price payable per share. Options are “In-the-Money” if the fair market value of the underlying options exceeds the exercise price of the option.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares of Common Stock Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-The-Money Options at December 31, 2003
Name			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Manouch Moshayedi	—	—	0	250,000	0	692,988

Mike Moshayedi	—	—	0	250,000	0	692,988

Mark Moshayedi	—	—	0	250,000	0	692,988

Dan Moses	314,989	2,163,572	43,333	281,667	41,797	655,203

Thomas A. Beaver (1)	—	—	53,500	136,500	133,495	380,805

(1)	Mr. Beaver voluntarily terminated his employment with SimpleTech in March 2004 to pursue other career interests. He is included in the table because he is a “named executive officer” for purposes of Item 402 of Regulation S-K.

Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with each of our named executive officers. Our employment agreements generally require each employee to devote all of his working time and attention to our business. The employment agreements contain non-competition restrictions and covenants, including provisions prohibiting each employee from competing with us during his period of employment with us and for a one-year period thereafter. Each employment agreement is at-will and may be terminated by either party at any time, with or without notice, and with or without cause. In addition, each employee has entered into a non-disclosure agreement relating to our intellectual property and proprietary information under which he has agreed to assign all intellectual property rights developed during the course of his employment to us. The compensation of our named executive officers is subject to annual review and adjustment by our board of directors and Compensation Committee. A summary of the compensation packages provided to each of our named executive officers is provided in the table below.

Compensation Packages Contained in Employment Agreements

Name	Position	Date of Agreement	Initial Annual Base Salary
Manouch Moshayedi	Chairman of the Board and Chief Executive Officer	March 2000	$440,000	(1)

Mike Moshayedi	President	March 2000	$440,000	(1)

Mark Moshayedi	Chief Operating Officer, Chief Technical Officer and Secretary	March 2000	$440,000	(1)

Dan Moses	Chief Financial Officer	March 2000	$150,000	(2)

(1)	On May 21, 2001 and September 1, 2002, each of the indicated officers voluntarily reduced his annualized base salary in order to reduce our expenses and operating costs during the general economic slow down. Accordingly, the annualized base salary for each of these officers was reduced to $290,000 on May 21, 2002, and further reduced to $250,000 on September 1, 2002. Each of the indicated officers may rescind his voluntary salary reduction at any time, which would result in his annualized base salary returning to $440,000.
(2)	In September 2000, Mr. Moses’ annual base salary was increased to $160,000 with a quarterly bonus not to exceed $40,000 annually based on certain performance objectives. In September 2002, Mr. Moses’ annual base salary was increased to $180,000 and his quarterly bonus program not to exceed $40,000 annually was terminated. In October 2003, Mr. Moses’ annual base salary was increased to $240,000.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2003 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans Approved by Shareholders (1)	8,992,295	(2)	$4.13	1,354,504	(3)
Equity Compensation Plans Not Approved by Shareholders	—		—	—

Total	8,992,295			1,354,504

(1)	Consists of the 2000 Stock Incentive Plan and Employee Stock Purchase Plan.
(2)	Excludes purchase rights accruing under our Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, each eligible employee may purchase up to 500 shares of common stock at semi-annual intervals on the last business day of January and July each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of common stock on the employee’s start date of the offering period in which the employee is enrolled or (ii) the closing selling price per share on the semi-annual purchase date.
(3)	Consists of shares available for future issuance under the 2000 Stock Incentive Plan and Employee Stock Purchase Plan. As of December 31, 2003, an aggregate of 139,123 shares of our common stock were available for issuance under the 2000 Stock Incentive Plan and 1,215,381 shares of our common stock were available for issuance under the Employee Stock Purchase Plan. The number of shares of common stock available for issuance under the 2000 Stock Incentive Plan and Employee Stock Purchase Plan automatically increases on the first trading day of January each calendar year by an amount equal to 4% and 1%, respectively, of the total number of shares of common stock outstanding on the last trading day in December of the prior calendar year, but in no event will any such annual increase exceed 2,500,000 shares and 400,000 shares, respectively, of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the shares of our common stock as of March 31, 2004, except as noted in the footnotes below, by:

•	Each person whom we know to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each named executive officer;

•	Each of our directors; and

•	All of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or that will become exercisable within 60 days after March 31, 2004, are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2004, 47,871,654 shares of our common stock were issued and outstanding. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons have sole voting and sole investment power with respect to the shares shown as beneficially owned. The address of each individual listed below is c/o 3001 Daimler Street, Santa Ana, California 92705-5812.

	Beneficial Ownership of Shares
Name of Beneficial Owner	Number	Percentage
Executive officers and directors:
Manouch Moshayedi (1)	9,048,961	18.9%
Mike Moshayedi (2)	7,842,996	16.4%
Mark Moshayedi (3)	10,737,070	22.4%
Dan Moses (4)	168,446	*
Thomas A. Beaver (5)	60,800	*
F. Michael Ball (6)	41,000	*
Mark. R. Hollinger(6)	36,000	*
James J. Peterson (7)	30,000	*
All directors and executive officers as a group (7 persons) (8)	27,904,473	57.9%

*Less	than one percent
(1)	Includes (i) 1,270,496 shares held by Manouch Moshayedi, as a co-trustee for the D. and N. Moshayedi Investment Trust, dated 9/25/98 for the benefit of Mark Moshayedi’s children, (ii) 7,687,465 shares held by Manouch and Sophie Moshayedi, as trustees for the M. and S. Moshayedi Revocable Trust, dated 11/16/95 for the benefit of Manouch Moshayedi’s family and (iii) 50,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2004. Manouch Moshayedi has shared voting and dispositive power with respect to the shares held by the D. and N. Moshayedi Investment Trust and the M. and S. Moshayedi Revocable Trust. Manouch Moshayedi expressly disclaims beneficial ownership of shares held by the D. and N. Moshayedi Investment Trust.
(2)	Includes (i) 7,790,996 shares held by Mike & Parto Moshayedi, as trustees for the M. and P. Moshayedi Revocable Trust, dated 12/30/96 for the benefit of Mike Moshayedi’s family, and (ii) 50,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2004. Does not include 9,000 shares held by Mike Moshayedi’s spouse. Mike Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and P. Moshayedi Revocable Trust.
(3)

Consists of (i) 1,457,878 shares held by Mark Moshayedi, as trustee for the M. and S. Moshayedi Investment Trust, dated 11/16/95 for the benefit of Manouch Moshayedi’s children, (ii) 677,173 shares held by Mark Moshayedi, as a co-trustee for the M. and P. Moshayedi Investment Trust, dated 12/30/96, FBO Kevin Moshayedi, (iii) 677,173 shares held by Mark Moshayedi, as a co-trustee for the M. and P. Moshayedi Investment Trust, dated 12/30/96, FBO Brian Moshayedi, (iv) 7,874,846 shares held by Mark and Semira Moshayedi, as trustees for the M. and S. Moshayedi Revocable Trust, dated 9/25/98 for the benefit of Mark Moshayedi’s family, and (v) 50,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2004. Mark Moshayedi has shared voting and dispositive power with respect to the shares held by the M. and S. Moshayedi Revocable Trust, the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi and the M. and P. Moshayedi Investment Trust FBO Brian Moshayedi. Mark Moshayedi expressly disclaims beneficial ownership of shares held by the M. and S. Moshayedi Investment Trust, the M. and P. Moshayedi Investment Trust FBO Kevin Moshayedi and the M. and P. Moshayedi Investment Trust FBO Brian Moshayedi.

(4)	Includes 88,333 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2004.
(5)	Includes 53,500 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2004. Mr. Beaver voluntarily terminated his employment with SimpleTech in March 2004 to pursue other career interests. He is included in the table because he is a “named executive officer” for purposes of Item 402 of Regulation S-K.
(6)	Includes 36,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2004.
(7)	Includes 30,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2004.
(8)	Includes 340,333 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days after March 31, 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report is not to be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor is such information to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SimpleTech, Inc. (the “Company”) administers the compensation program for the Company’s executive officers. The role of the Committee, which is comprised of three outside non-employee directors, is to review and recommend or approve the base salaries, bonuses and other cash compensation of the executive officers. The Committee also administers the Company’s 2000 Stock Incentive Plan (the “2000 Plan”) with respect to all executive officers and has the exclusive authority to make option grants to them under the 2000 Plan.

The Company’s executive compensation program utilizes a combination of Company performance, individual performance and increases in shareholder value over time as determinants of executive pay levels. These principles are intended to motivate executive officers to improve the financial position of the Company, to hold executives accountable for the performance of the organizations for which they are responsible, to attract key executives into the service of the Company and to create value for the Company’s shareholders. The compensation for executive officers is based on two elements: cash compensation and equity-based compensation.

Cash Compensation

The Committee administers the Company’s executive compensation programs to ensure that the total cash compensation paid to executive officers and senior management remains at a competitive level to enable the Company to attract and retain management personnel with the talents and skills required to meet the challenges of a highly competitive industry. Each executive officer’s base salary may be adjusted each year on the basis of (i) the Committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company’s performance and profitability may also be a factor in determining the base salaries of executive officers. The compensation of executive officers is expected to be reviewed annually by the Committee.

The Committee does not rely on any external compensation surveys in setting the cash compensation of the executive officers and does not attempt to target their cash compensation at any specific percentile of the levels of compensation in effect for other executives in comparable positions in the industry.

Equity-Based Compensation

The Committee believes that stock option grants under the 2000 Plan serve to align the interests of an executive officer with those of the Company’s shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s common stock at a fixed price per share over a specified period of time up to ten years, unless sooner terminated in accordance with the provisions of the 2000 Plan. Each option generally becomes exercisable in a series of equal installments over a specified period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. Other factors include the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

Compensation of the Chief Executive Officer

The base salary of Manouch Moshayedi, our Chairman and Chief Executive Officer, is set at a level that the Committee believes is competitive with the compensation paid to the chief executive officers of companies of comparable size and similar industries. It is the Committee’s intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 2004 fiscal year, the Committee has determined to maintain Mr. Moshayedi’s annual base salary at 2002 levels. Accordingly, Mr. Moshayed’s 2004 annual base salary will be $440,000. However, as in the previous two years, Mr. Moshayedi has indicated his intention to continue to voluntarily reduced his annualized base salary to $250,000 in order to reduce the Company’s expenses and operating costs. The Committee has agreed that Mr. Moshayedi can rescind his voluntary salary reduction at any time, which would result in his annualized base salary returning to $440,000. In May 2003, the Committee granted Mr. Moshayedi options to purchase an aggregate of 250,000 shares of SimpleTech common stock at a weighted-average exercise price of $3.26 per share. The option grants made to Mr. Moshyayedi were based upon his performance and leadership with the Company and placed a large portion of his total compensation at risk since the option grants delivers a return only if SimpleTech’s common stock appreciate over the option term.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation, whether payable in cash or stock, exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to the Company’s executive officers for the 2003 fiscal year did not exceed the $1 million limit per officer, and the Committee does not anticipate that any non-performance-based compensation payable in cash to the executive officers for the 2004 fiscal year will exceed that limit. Accordingly, the Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company’s executive officers but will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level. The 2000 Plan has been structured so that any compensation deemed paid by the Company in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1 million limitation on deductibility provided that the option grants are approved by a committee comprised exclusively of two or more “outside directors” as required by Section 162(m).

Submitted by the Compensation Committee of

the Board of Directors,

F. Michael Ball, Chairman

Mark R. Hollinger

James J. Peterson

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee (the “Audit Committee”) of the Board of Directors of SimpleTech, Inc. (the “Company”) with respect to the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2003, which include the consolidated balance sheets of the Company as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2003, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review with Management

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by SAS61 (Codification of Statements on Accounting Standards) which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Submitted by the Audit Committee of

the Board of Directors,

Mark R. Hollinger, Chairman

F. Michael Ball

James J. Peterson

STOCK PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for us, the Nasdaq Stock Market (U.S.) Index and the Standard & Poor’s Semiconductors Index, assuming an investment of $100. No cash dividends have been declared on our common stock. The graph covers the period from September 29, 2000, the commencement date of our initial public offering of shares of common stock, to December 31, 2003. The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, the future performance of our common stock.

	Cumulative Total Returns
	Sept. 29, 2000	Dec. 31 2000	Dec. 31, 2001	Dec. 31, 2002	Dec. 31, 2003
SIMPLETECH, INC.	100.00	35.23	26.82	27.45	54.73
NASDAQ STOCK MARKET (U.S.)	100.00	68.04	51.10	36.10	55.17
S & P SEMICONDUCTORS	100.00	68.93	58.02	28.30	55.89

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, the preceding Stock Performance Graph is not to be incorporated by reference into any such prior filings, nor shall such graph be incorporated by reference into any future filings made by us under those statutes.

CERTAIN TRANSACTIONS

Indemnification Agreements

In addition to the indemnification provisions contained in our amended and restated articles of incorporation and bylaws, we have entered into separate indemnification agreements with each of our officers and directors. These agreements contain provisions that may require us, among other things, to indemnify these officers and directors against liabilities that may arise because of their status or service as officers or directors, except for liabilities arising from willful misconduct of a culpable nature, advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and obtain officers’ and directors’ liability insurance if it is maintained for other officers and directors. These agreements do not require us to indemnify our directors and officers in situations where:

•	The remuneration rendered against our officer or director is determined by final judgment or other final adjudication that such remuneration was in violation of law;

•	A judgment is rendered against the director or officer for an accounting of profits made from the purchase or sale of our securities under the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local statutory laws;

•	The officer’s or director’s conduct is adjudged to have been knowingly fraudulent or deliberately dishonest, or constitutes willful misconduct;

•	Acts or omissions of our officer or director show a reckless disregard for his or her duty to us or our shareholders in circumstances in which he or she was aware, or should have been aware, in the ordinary course of performing duties, of a risk of serious injury to us or our shareholders; or

•	A court determines that indemnification under the circumstances is not lawful.

MDC Land LLC and MDC Land Corporation

We occupy two leased facilities of approximately 24,500 and 48,600 square feet in Santa Ana, California, in which our executive offices, manufacturing, engineering, research and development, and test engineering operations are located. We lease both facilities from MDC Land LLC, a limited liability company owned by Manouch Moshayedi, Mark Moshayedi, and Mike Moshayedi, each of whom is an executive officer, director and major shareholder of SimpleTech. MDC has no operations other than its leasing transactions with us.

24,500 square foot facility. We lease the 24,500 square foot facility from MDC for a base rent of $17,000 per month. Pursuant to the lease agreement, as amended, this lease expires in July 2017. For the period beginning August 1, 2005 through July 31, 2007, the lease provides that the base rent shall be the greater of $17,000 per month or the market value rent as determined according to the provisions of the lease. Thereafter, for the remainder of the lease term, base rent shall be subject to adjustment according to the Consumer Price Index. We believe our lease of the 24,500 square foot facility with MDC is on terms no less favorable to us than could be obtained from an unaffiliated third party.

48,600 square feet facility. We lease the 48,600 square foot facility from MDC for a base rent of $33,000 per month. Pursuant to the lease agreement, as amended, this lease expires in July 2017. For the period beginning August 1, 2005 through July 31, 2007, the lease provides that base rent shall be the greater of $33,000 per month or the market value rent as determined according to the provisions of the lease. Thereafter, for the remainder of the lease term, base rent shall be subject to adjustment according to the Consumer Price Index. We believe our lease of the 48,600 square foot facility with MDC is on terms no less favorable to us than could be obtained from an unaffiliated third party.

QualCenter, Inc.

In 2003, we purchased $66,000 in testing services from QualCenter, Inc., a Texas S corporation beneficially owned by Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi. QualCenter is located in Houston, Texas and tests memory modules for numerous third-party memory companies on an exclusive basis for Compaq Corporation under an arrangement whereby Compaq defines and specifies all test and evaluation procedures and methodologies. We believe our purchase of testing services from QualCenter is on terms no less favorable to us than could be obtained from an unaffiliated third party.

SimpleTech Subsidiary Ownership

In February 1995, we formed Simple Technology Canada Ltd., a Canadian corporation with headquarters in Mississauga, Canada, with Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi, each of whom is an executive officer and director of SimpleTech. We initially owned 79% of the membership interests in Simple Technology Canada and the Moshayedis initially owned the remaining 21%. Simple Technology Canada was formed for the purpose of manufacturing, selling and marketing our products in Canada. Under U.S. law at the time of formation of Simple Technology Canada, we could not wholly own a subsidiary since we were an S corporation. Accordingly, we formed Simple Technology Canada with the Moshayedis to meet this ownership requirement. Simple Technology Canada has been inactive since April 1998 when we discontinued our Canadian operations, and we are presently in the process of dissolving the company. In June 2000, Simple Technology Canada distributed all of its assets totaling approximately $92,000 to its shareholders through the establishment of an escrow account. Subsequently, we made filings with the Canadian tax authorities to dissolve Simple Technology Canada and we are currently awaiting their approval. In June 2000, the Moshayedis sold their 21% interest to us for approximately $2, the then-current fair market value. Upon dissolution, the amount held in escrow will be distributed to the Moshayedis and us in proportion to our previous ownership interests. In May 1996, we formed S.T.I., LLC, a California limited liability company, with Manouch Moshayedi, Mike Moshayedi and Mark Moshayedi, each of whom is an executive officer and director of SimpleTech. We own 97% of the membership interests in S.T.I., LLC and the Moshayedis own the remaining 3%. S.T.I., LLC was formed to limit our potential liability from our European manufacturing, sales and marketing operations. Under California law at the time of formation of S.T.I., LLC, limited liability companies were required to have more than one member. Accordingly, we formed S.T.I., LLC with the Moshayedis to meet this ownership requirement. To date, S.T.I. LLC has made no withdrawals or distributions of any kind in favor of any owner. We intend to acquire the Moshayedis’ interest in S.T.I., LLC for approximately $100, eliminating the Moshayedi’s interest in S.T.I., LLC and making it our wholly owned subsidiary.

In June 1996, S.T.I., LLC and MDC Land Corporation formed Simple Technology Europe, a privately-held unlimited company registered in Scotland. Simple Technology Europe was set up to serve as the sales and marketing entity for our European operations and currently employs our sales and marketing team located in Scotland and England. S.T.I., LLC owns 99% and MDC Land Corporation owns 1% of the outstanding shares of capital stock of Simple Technology Europe. Other than the 1% ownership interest in Simple Technology Europe held by MDC Land Corporation, MDC Land Corporation does not have any other relationship, either business, financial or otherwise, with Simple Technology Europe. To date, there has been no withdrawal from, or distribution of any kind by, Simple Technology Europe in favor of any owner. In January 1996, we formed Simple Technology Limited, a privately-held limited company registered in Scotland, to serve as the manufacturing entity for our European headquarters to take advantage of local U.K. tax laws. Simple Technology Limited is a wholly owned subsidiary of Simple Technology Europe. Simple Technology Limited concluded its manufacturing operations in April 1999 and is currently inactive. To date, Simple Technology Limited has made no withdrawals or distributions of any kind in favor of any owner. We intend to dissolve Simple Technology Limited in 2004 or as soon as possible thereafter.

Many of the transactions set forth above were made while we were a privately held corporation. All future transactions, if any, between us and our officers, directors and principal shareholders and their affiliates, and any transactions between us and any entity with which our officers, directors or principal shareholders or their affiliates are affiliated, will be approved by a majority of our board of directors, including a majority of the independent and disinterested outside directors of our board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

OTHER MATTERS

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by us under those statutes, the Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2003 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K by writing to Dan Moses, Chief Financial Officer, SimpleTech, Inc., 3001 Daimler Street, Santa Ana, California 92705-5812.

Our board of directors knows of no other business that will be presented to the 2004 annual meeting. If any other business is properly brought before the 2004 annual meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the board of directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

A copy of our Annual Report for the 2003 Fiscal Year has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the 2004 annual meeting. This Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

By Order of the Board of Directors,

Manouch Moshayedi,

Chief Executive Officer and Chairman

of the Board of Directors

Dated: April 21, 2004

Santa Ana, California

APPENDIX A

SIMPLETECH, INC.

AUDIT COMMITTEE CHARTER

(amended and restated as of February 26, 2004)

I.    PURPOSE

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of SimpleTech, Inc., a California corporation (the “Company”), shall provide assistance to the directors of the Company in fulfilling their responsibility to the shareholders relating to corporate accounting matters, the financial reporting practices of the Company, and the quality and integrity of the financial reports of the Company. The Audit Committee’s purpose is to:

1.	Assist the Board’s oversight of:

•	The reliability and integrity of the Company’s accounting policies and financial reporting and disclosure practices.

•	The establishment and maintenance of processes to assure compliance with all relevant laws, regulations, and Company policies, including a process for receipt of complaints and concerns regarding accounting, internal control or auditing matters.

•	The engagement, compensation, performance, qualifications and independence of the Company’s independent auditors, their conduct of the annual independent audit of the Company’s financial statements, and their engagement for all other services.

•	The functioning of the Company’s system of internal accounting and financial controls.

2.	Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

II.     STRUCTURE AND OPERATION

Composition and Qualifications

The Committee shall consist of at least three (3) members of the Board. Except as otherwise permitted by the applicable rules of the Nasdaq National Market, the Sarbanes-Oxley Act of 2002 and applicable SEC rules, (i) each member of the Committee shall be “independent” in accordance with applicable SEC rules and Nasdaq National Market listing requirements; (ii) all members of the Committee shall meet the financial literacy requirements of the Nasdaq National Market; and (iii) at least one member of the Committee shall be an “audit committee financial expert” as such term is defined in applicable SEC and Nasdaq rules.

Appointment and Removal

The members of the Committee shall be appointed by the Board annually and continue to be members until their successors are elected and qualified or until their earlier retirement, resignation or removal. Any member of the Committee may be removed, with or without cause, by majority vote of the Board at any time. The Board may appoint one member of the Committee to serve as Chair of the Committee, to convene and chair all regular and special sessions of the Committee, set the agendas for Committee meetings, to determine and communicate to management and the full Board the information needs of the Committee, and to report Committee determinations and actions on behalf of the Committee to the full Board. If the Board fails to appoint a Chair, the members of the Committee shall elect a Chair by majority vote of the full Committee to serve at the pleasure of the majority of the full Committee.

Delegation to Subcommittees

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee and, to the extent not expressly reserved to the Committee by the Board or by applicable law, rule or regulation, to any other committee of directors of the Company appointed by it, which may or may not be composed of members of the Committee.

III.    COMMITTEE MEETINGS

The Chair (or in his or her absence, a member designated by the Chair or designated by a majority of the members in attendance) shall preside at each meeting of the Committee and set the agendas for the Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings as long as they are not inconsistent with any provisions of the Company’s Bylaws or this Charter.

The Committee shall meet (in person or by telephonic meeting) as often as may be deemed necessary or appropriate, generally at least four times annually, or more frequently as circumstances dictate. The Committee shall meet periodically with management and the independent auditors and, if necessary, in separate executive sessions with only the independent auditors and Committee members present, or with only management and Committee members present, to discuss any matters that the Committee believes should be discussed privately. The Committee shall maintain written minutes or other records of its meetings and activities, which shall be duly filed in the Company’s records. The Committee may also act by unanimous written consent in lieu of a meeting.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the Company’s outside advisors, any other personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director who is not a member of the Committee.

The Chair of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Board.

The Committee shall maintain written minutes or other records of its meetings and activities, which shall be duly filed in the Company’s records.

IV.    DUTIES AND RESPONSIBILITIES

The Committee’s role is one of oversight. The Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the independent auditors, in accordance with its business judgment. The Company’s management is responsible for the preparation, presentation, and integrity of the company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles for applicable law, or to guarantee the independent auditor’s report.

In discharging its oversight role, the Committee encourages free and open communication among the Committee, the Company’s independent auditors, and management, and is empowered to investigate any matter brought to its attention with all requisite access to all books, records, facilities and personnel of the Company and to the Company’s auditors and outside legal counsel. The Committee has the power to retain separate outside counsel, auditors or other experts or advisors, different from the Company’s regular outside counsel, auditors and other experts and advisors, and will receive adequate funding from the Company to engage such counsel, auditors, experts and advisors.

The following functions and responsibilities are set forth as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions.

To fulfill its responsibilities and duties, the Committee shall:

General

1.	Develop and maintain free and open means of communication with the Board, the Company’s independent auditors, the Company’s internal auditors, if any, and the financial and general management of the Company.

2.	Perform any other activities as the Committee deems appropriate, or as are requested by the Board, consistent with this Charter, the Company’s Bylaws and applicable laws and regulations.

3.	Conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this Charter.

4.	Review and reassess, at least annually, the adequacy of this Charter and submit any recommended changes to the Board for its consideration.

5.	Report its findings regularly to the Board, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, and the performance and independence of the Company’s independent auditors.

6.	Maintain minutes and other records of meetings and activities of the Committee.

Financial Statements and Published Information

7.	Prior to any public disclosure thereof, the Committee shall review and discuss (or otherwise have the opportunity to comment on) earnings press releases, as well as financial information and earnings guidance.

8.	Review and discuss with management and the independent auditors the annual and quarterly financial statements prior to their filing, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors (i) all significant matters related to the independent auditors’ review of the financial statements and (ii) the matters required to be communicated by applicable Statements of Auditing Standards, including, but not limited to, Statement on Auditing Standards No. 61, as modified or supplemented.

9.	Make a recommendation to the Board regarding the inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC.

10.	Consider and review with management, the Chief Financial Officer and/or the Controller, and the independent auditors:

a.	significant findings during the year, including the status of previous audit recommendations;

b.	any audit problems or difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information;

c.	any changes required in the planned scope of the audit plan;

d.	the overall scope and plans for the audit (including the audit budget and the adequacy of compensation and staffing); and

e.	the coordination of audit efforts to monitor completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

11.	Prepare a report from the Committee to be included in the Company’s proxy statement related to the performance of certain of the Committee’s responsibilities, as required by the rules and regulations of the SEC.

Performance and Independence of Independent Auditor

12.	On an annual basis, request from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1 and with all applicable laws, rules and regulations. The Committee shall review the qualification, performance and independence of the independent auditor annually and make determinations regarding the appointment or termination of the independent auditor. The Committee shall actively engage in a dialogue with the Company’s management and independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors from management and the Company and take appropriate action in response to the outside auditors’ report to satisfy itself of the independent auditor’s objectivity and independence. The Committee shall also:

a.	confirm with the independent auditors that the independent auditors are in compliance with the partner rotation requirements established by the SEC;

b.	consider whether, in the interest of assuring continuing independence of the independent auditors, the Company should regularly rotate its independent auditors;

c.	set clear policies for the Company’s hiring of employees or former employees of the independent auditors; and

d.	if applicable, consider whether the independent auditor’s provision of any permitted non-audit services to the Company is compatible with maintaining the independence of the independent auditors.

13.	At least annually, obtain and review a written report by the independent auditors describing all relationships between the Company and the independent auditors and discuss the independent auditor’s internal quality-control procedures, and any material issues raised by the most recent peer review.

Review of Services and Audit by Independent Auditor

14.	Have the sole authority and responsibility to appoint, evaluate, determine the compensation of and, where appropriate, replace the independent auditor. The Committee may, in its discretion, seek shareholder ratification of the independent auditor it appoints. The independent auditor shall report directly to the Committee, and the Committee’s responsibility includes the resolution of disagreements between management and the independent auditors regarding financial reporting.

15.	Consider and pre-approve all auditing and non-audit services provided by the independent auditors. The Committee may delegate the authority to grant pre-approvals to one or more members of the Committee, whose decisions must be presented to the full Committee at its scheduled meetings.

16.	Reviewing with the independent auditors, as required by the rules and regulations of the SEC:

a.	All critical accounting policies and practices used by the Company;

b.	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

c.	Other material communications between the independent auditors and management, such as any management letters or schedule of unadjusted differences.

Financial Reporting Process

17.	Review the activities, organizational structure, staffing and qualifications of the internal audit function, if any.

18.	The Committee shall review and approve any material off-balance sheet arrangements or other material financial arrangements of the Company that do not appear on the financial statements of the Company.

19.	Review and discuss periodically with management and the independent auditors:

a.	the adequacy and effectiveness of the Company’s internal controls over financial reporting and disclosure controls and procedures;

b.	all significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data;

c.	the integrity of its financial reporting processes;

d.	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

e.	the adequacy of its risk management programs and policies, including recommendations for any improvements in these areas.

20.	Meeting periodically with management, the internal auditors, if any, and the independent auditors in separate executive sessions to discuss matters, which the Committee or these groups believe should be discussed privately.

Ethical and Legal Compliance/General

21.	Review periodically with the Company’s general counsel any legal and regulatory matters that may have a material impact on the Company’s financial statements.

22.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

23.	The Committee shall review and approve any transactions or courses of dealing with related parties.

[LOGO]

SIMPLETECH, INC.

PROXY

Annual Meeting of Shareholders, May 26, 2004

This Proxy is Solicited on Behalf of the Board of Directors of

SimpleTech, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held May 26, 2004 and the Proxy Statement and appoints Manouch Moshayedi and Dan Moses, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of SimpleTech, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at the Irvine Marriott, located at 18000 Von Karman Avenue, Irvine, California 92612, on Wednesday, May 26, 2004 at 8:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Please detach and return in the envelope provided

[LOGO]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” EACH OF THE OTHER LISTED
PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE ☒

1. To elect seven directors of the Company to serve until the 2005 Annual Meeting of Shareholders or until their successors are duly elected and qualified.		2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Manouch Moshayedi O Mike Moshayedi O Mark Moshayedi O Dan Moses O F. Michael Ball O Mark R. Hollinger O James J. Peterson	3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

This proxy, when properly
executed, will be vote as specified
above. If no specification is
made, this Proxy will be voted
“FOR” the election of the
directors listed at left and
“FOR” the other listed
proposals.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
To change your address on your account, please check
the box at the right and indicate your new address in the
address space above. Please note that changes to the
registered name(s) on the account may not be submitted
via this method.	☐	Please check here if you plan to attend the meeting. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign.
When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.